Exhibit 10.1

INVESTOR AGREEMENT

This INVESTOR AGREEMENT (this “Agreement”) is dated as of September 23, 2026, by and between FMC Corporation, a Delaware corporation (the “Company”), and Tessenderlo Group NV, a public limited company incorporated under the laws of Belgium (“Investor”).

W I T N E S S E T H :

WHEREAS, pursuant to the Stock Purchase Agreement (the “Transaction Agreement”) dated as of June 30, 2026 between Investor and the Company, the Company sold to Investor, and Investor purchased from the Company, 30,319,166 Shares; and

NOW, THEREFORE in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Activist Investor” means any Person that, as of any date of determination, has, directly or indirectly through its Affiliates, whether individually or as a member of a publicly disclosed “group” (as such term is used in Section 13(d)(3) of the Exchange Act), within the three-year period immediately preceding such date: (i) publicly made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A promulgated by the SEC) in connection with a proposed change in control or other extraordinary or fundamental transaction involving any publicly traded company, or a public proposal for the election or replacement of any directors of any such company, in each case not approved by the board of directors of such company prior to such Person taking such public action; (ii) publicly called, or publicly sought to call, a meeting of stockholders of any publicly traded company or publicly initiated any stockholder proposal or meeting agenda item for action by stockholders of any such company not approved by the board of directors of such company prior to first public disclosure thereof; (iii) commenced a tender offer to acquire equity securities of any publicly traded company that was not approved (at or before the time of commencement) by the board of directors of such company; or (iv) publicly disclosed any intention, plan, arrangement or other agreement to do any of the foregoing; provided that the reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such Person is not an Activist Investor with respect to such issuer for purposes of this definition, except to the extent such Person subsequently (but prior to the applicable Transfer) files a Schedule 13D with respect to such issuer.

“Addendum to the NDA” means the Addendum, dated as of June 3, 2026, between the Company and Investor, to the Confidentiality Agreement dated as of May 28, 2026 between the Company and Investor.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of Investor or any of its Affiliates, and (ii) Investor and its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Agents” has the meaning set forth in Section 6.01(b)

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act and Associates of a specified Person shall include any other Person who, as of the relevant time for which the determination of association is being made, is an Associate of such Person.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or Rule 13d-5 under the Exchange Act, and “Beneficial Ownership” shall have the corresponding meaning.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control” means any transaction or series of related transactions pursuant to which (i) any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of securities representing more than 50% of the voting power of the outstanding Shares, (ii) the Company merges, consolidates or combines with any other Person and, immediately following such transaction, the holders of Shares immediately prior to such transaction hold less than 50% of the voting power of the surviving entity or parent thereof, or (iii) the Company sells, transfers or otherwise disposes of all or more than 50% of all of its consolidated assets.

“Closing” has the meaning set forth in the Transaction Agreement.

“Code” means the Internal Revenue Code of 1986.

“Competitor” means, solely for purposes of the definition of “Prohibited Person” set forth in this Agreement, any Person (other than Investor or any of its wholly owned Subsidiaries) (i) who engages in the business of manufacturing, distributing, developing, marketing or selling crop protection chemicals (insecticides, herbicides or fungicides), biologicals, crop nutrition or seed treatment products and such business is not a de minimis portion of all of the business conducted by such Person or (ii) listed on Schedule A hereto, as such schedule may be updated from time to time by mutual written agreement of the Company and Investor.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 6.01(b).

“Corporate Opportunities” has the meaning set forth in Section 2.06.

“Dilution Event” means any issuance of Shares or rights or securities convertible into or exchangeable or exercisable for Shares by the Company (in the case of such rights or securities, to the extent they have been converted, exchanged or exercised) that has resulted in a reduction of Investor’s Percentage Interest to below 20%, other than any such issuance with respect to which Investor has exercised (or been offered and declined to exercise) its purchase rights pursuant to Section 7.01.

“Designated Period” means the period commencing on Closing and ending on the date on which Investor’s Percentage Interest falls below 10% of the outstanding Shares; provided that, during such time that Investor has the Top-Up Right, for purposes of determining whether the Designated Period has ended, any reduction in Investor’s Percentage Interest resulting solely from a Dilution Event shall not be taken into account until the last day of the Company’s third fiscal quarter following the fiscal quarter in which Investor receives notice from the Company that such Dilution Event occurred pursuant to Section 3.02(c).

“Director” has the meaning set forth in Section 2.01(d).

“Director Qualifications” has the meaning set forth in Section 2.01(c).

“Director Slate” has the meaning set forth in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exercise Notice” has the meaning set forth in Section 7.01(b).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hedge” means, with respect to any Shares, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Shares, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Independent Director” means a director of the Company who is independent under the NYSE listing rules.

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee” has the meaning set forth in Section 2.01(a).

“Investor Shares” has the meaning set forth in Section 3.01.

“Issuance Notice” has the meaning set forth in Section 7.01(a).

“Lock Up Period” means the period commencing on the date of this Agreement and ending on the three (3)-year anniversary of the date of this Agreement.

“Market Transfer” means a Transfer of Shares effected through the facilities of the NYSE or any other national securities exchange on which the Shares are then listed, or through a broker-dealer acting as agent in an ordinary brokerage transaction where Investor (i) does not actually know the identity of the buyer of such Shares and (ii) solely in the case of an ordinary brokerage transaction, does not reasonably believe that the Shares would be Transferred to a Prohibited Person.

“New Securities” has the meaning set forth in Section 7.01(a).

“Nominating Committee” has the meaning set forth in Section 2.01(c).

“NYSE” means the New York Stock Exchange.

“Observer” means a natural person designated by Investor to attend meetings of the Board in a non-voting, non-speaking observer capacity.

“Permitted Trading Period” means a period of time between the end of a Quarterly Trading Blackout Period and the start of the next Quarterly Trading Blackout Period.

“Permitted Transferee” means any wholly-owned Subsidiary of Investor that agrees in writing to be bound by the provisions of this Agreement as if it were Investor hereunder.

“Percentage Interest” means, with respect to Investor at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of Shares that Investor and its Permitted Transferees collectively own at such time by (ii) the number of issued and outstanding Shares at such time.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Prohibited Person” means any Person to whom Shares are contemplated to be Transferred (a) that is a Competitor, (b) that is an Activist Investor, or (c) that, after giving effect to such Transfer, would become a new Beneficial Owner of greater than 4.9% of the outstanding Shares.

“Quarterly Trading Blackout Period” has the meaning set forth in the Company’s Policy Concerning Insider Trading or similar policy, as amended from time to time.

“Registration Rights Agreement” means that certain Registration Rights Agreement between the Company and Investor dated as of the date hereof.

“Restricted Period” means the period commencing on Closing and ending on the date on which both (i) Investor’s Percentage Interest is below 10% of the outstanding Shares and (ii) at least 12 months have passed since an Investor Nominee last served as a Director of the Company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock, par value $0.10 per share, of the Company.

“Shareholders Meeting” has the meaning set forth in Section 3.01.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the voting securities or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, are at the time directly or indirectly owned by such first Person.

“Top-Up Right” has the meaning set forth in Section 3.02(c).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, Hedge, pledge, encumber, hypothecate or otherwise transfer such Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or through the transfer of any equity securities in any direct or indirect company holding such Shares), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, Hedge, pledge, encumbrance, hypothecation, or other transfer of such Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided that nothing in this Agreement shall prohibit any sale, assignment, disposition of, exchange, Hedge, pledge, encumbrance, hypothecation, transfer or issuance of any equity securities of or in Investor.

(b)    Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Appendices and Schedules are to Articles, Sections, Exhibits, Appendices and Schedules of this Agreement unless otherwise specified. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The word “or” means “and/or” unless the context provides otherwise. References to “dollars” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one Business Day prior to such date. References to one gender shall be held to include the other gender as the context requires.

Article 2
Board Representation

Section 2.01.  Board Representation.

(a)    During the Designated Period, Investor shall have the right to nominate a candidate, subject, except as expressly set forth in Section 2.01(b), to the requirements of Section 2.01(c) (the “Investor Nominee”) to (i) become a director of the Company pursuant to Section 2.01(b) and (ii) be considered for inclusion in the slate of nominees recommended by the Board to holders of Shares for election at any annual or special meeting of stockholders held for the election of directors of the Company (the “Director Slate”). The Company shall use its reasonable best efforts to cause the election of each Investor Nominee included in the Director Slate, including (A) recommending each such Investor Nominee for election in the Company’s proxy statement, (B) including each such Investor Nominee on the Company’s proxy card, (C) soliciting proxies in favor of the election of each such Investor Nominee in the same manner and to the same extent as for other Board nominees, and (D) otherwise supporting each such Investor Nominee’s election in a manner consistent with the Company’s support for other Board nominees.

(b)    The initial Investor Nominee shall be Luc Tack, subject to Luc Tack qualifying as an Independent Director. For the avoidance of doubt, Luc Tack’s nomination as the initial Investor Nominee pursuant to this Section 2.01(b) shall not be subject to Section 2.01(c), but subsequent nominations of Luc Tack to serve additional terms as the Investor Nominee at any annual or special meetings of stockholders of the Company held for the election of directors of the Company shall be subject to Section 2.01(c). The Company shall, at the first regularly scheduled meeting of the Board following the Closing, (i) increase the size of the Board by one member and (ii) appoint the initial Investor Nominee to fill such vacancy. Such appointment shall be made by the Board in accordance with the Company’s certificate of incorporation and bylaws, and the initial Investor Nominee shall serve until the next annual meeting of stockholders of the Company and until a successor is duly elected and qualified. If Luc Tack does not qualify as an Independent Director, Investor shall have the right to nominate another candidate to be the initial Investor Nominee in accordance with Section 2.01(c).

(c)    Each candidate nominated by Investor to be an Investor Nominee (including any then-current member of the Board who was an Investor Nominee), except as expressly set forth in Section 2.01(b), shall be submitted to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) for evaluation no later than (i) six (6) months prior to the expected date of the annual meeting of stockholders for the election of directors for which such Investor Nominee is proposed to be included on the Director Slate, and (ii) a reasonable date in advance of the special meeting of stockholders for the election of directors for which such Investor Nominee is proposed to be included on the Director Slate (the date on which Investor is required to submit the Investor Nominee pursuant to clauses (i) and (ii), the “Nomination Date”); provided that the Company shall notify Investor of the Nomination Date at least 10 Business Days prior to such Nomination Date. The Nominating Committee shall evaluate each candidate nominated by Investor to be an Investor Nominee in good faith against the qualifications for directors described in the Nominating Committee’s Charter (the “Director Qualifications”), which shall be the same objective, written qualification standards applied to all other Board nominees, and such candidate shall only be an Investor Nominee if such candidate meets the Director Qualifications. If the Nominating Committee determines in good faith that such candidate does not satisfy the Director Qualifications, the Company shall promptly notify Investor in writing, setting forth in reasonable detail the objective basis for such determination, and Investor shall have the right to propose a substitute candidate to be the Investor Nominee within 15 Business Days of receipt of such notice, which substitute shall be evaluated on the same basis; provided that if this process is conducted three times and the Nominating Committee has determined in good faith that none of the three candidates nominated by Investor meets the Director Qualifications, no Investor Nominee shall be designated in the pending Director Slate pursuant to Section 2.01(a) or vacancy pursuant to Section 2.01(d), without any prejudice to Investor’s right to nominate candidates to be Investor Nominees for subsequent Director Slates or vacancies.

(d)    In the event that any Investor Nominee who becomes a member of the Board (a “Director”) shall cease to serve as a Director for any reason during the Designated Period, the vacancy resulting therefrom shall be filled by the Board with a substitute Investor Nominee designated by Investor in accordance with Section 2.01(c) as promptly as practicable and in any event within 60 Business Days of Investor’s designation of such candidate to be a substitute Investor Nominee. The Company shall take all necessary corporate action to effect such appointment, including convening a meeting of the Board or Board action by written consent.

(e)    In the event that any Investor Nominee becomes a Director, during the Designated Period, the Company shall (i) provide such Investor Nominee with notice of all Board meetings at the same time and in the same manner as notice is provided to other Directors, (ii) provide such Investor Nominee with copies of all materials distributed to Directors in connection with such meetings (including agendas, presentations and written consents) at the same time as such materials are distributed to Directors, and (iii) permit such Investor Nominee to attend and participate in discussions at such meetings.

(f)    All obligations of the Company pursuant to Section 2.01 shall terminate, and Investor shall cause the Investor Nominee to not stand for reelection as a Director at the next annual meeting of stockholders of the Company following the end of the Designated Period; provided further that the Investor shall cause the Investor Nominee to resign from the Board immediately upon the end of the Designated Period if there is more than six months between the end of the Designated Period and the conclusion of the next annual meeting of stockholders of the Company.

Section 2.02.  Director Independence.  Each Investor Nominee is required to qualify as an Independent Director to be included in a Director Slate.

Section 2.03.  Observer. During the Designated Period, Investor shall have the right to designate one (1) Observer to attend all meetings of the Board as an observer without the right to vote or to speak. The Observer shall be Miguel de Potter or another individual reasonably acceptable to the Company. The Company shall (a) provide the Observer with notice of all Board meetings at the same time and in the same manner as notice is provided to directors, (b) provide the Observer with copies of all materials distributed to directors in connection with such meetings (including agendas, presentations and written consents) at the same time as such materials are distributed to directors, and (c) permit the Observer to attend and participate in discussions at such meetings in an observer capacity without the right to vote or to speak. Notwithstanding the foregoing, the Observer shall not participate in any meeting or receive any materials (i) if the Investor Nominee has recused himself or herself because he or she is reasonably likely to have a conflict of interest with respect to the subject matter of the meeting or any portion of the meeting or pursuant to Section 2.05 or (ii) to the extent that the Observer’s attendance or receipt of such materials is reasonably likely to adversely affect the existence of legal privilege or would not be permitted pursuant to confidentiality agreements with third parties or under Applicable Law. The Observer shall not be entitled to receive any compensation or reimbursement of expenses from the Company for services as an observer, and shall not participate in private or executive sessions of the Board, other sessions of the Board in which management of the Company (excluding the Chief Executive Officer) is not present, or any Board committee meetings.

Section 2.04.  Director and Observer Confidentiality.  Each Investor Nominee and Observer shall keep confidential any information about the Company and its Affiliates he or she receives as a result of being a Director or an Observer; provided that each Investor Nominee and Observer shall be permitted to disclose to Investor (and to Investor’s officers, directors, employees, legal counsel, accountants and financial advisors solely to the extent that such Persons are subject to confidentiality obligations regarding the use and disclosure of such information at least as restrictive as those in this Section 2.04, and Investor shall be responsible for any breach of the obligations of this Section 2.04 by such Persons to the same extent as if such Persons were “Investor Nominee” hereunder) information about the Company and its Affiliates that he or she receives as a result of being a Director solely to the extent necessary for Investor to: (a) prepare its financial statements and filings pursuant to any Applicable Laws or stock exchange requirements; (b) manage and monitor Investor’s investment in the Company; (c) exercise Investor’s rights under this Agreement, the Transaction Agreement or the Registration Rights Agreement; (d) comply with applicable legal, regulatory or reporting obligations; or (e) obtain legal, accounting, tax or financial advice in connection with the foregoing. Investor shall be responsible for any breach of this Section 2.04 by an Investor Nominee or Observer.

Section 2.05.  Recusal.

(a)    If Investor were to become a competitor of the Company, as reasonably determined by the Board (excluding the Investor Nominee), any Investor Nominee who is a Director and any Observer shall be required to recuse himself or herself from participating in any competitively sensitive deliberations or discussions of the Board, as reasonably determined by the Board (excluding the Investor Nominee). The Company agrees and acknowledges that, as of the date hereof, Investor is deemed to not be a competitor of the Company or its Subsidiaries, and the business of Investor is deemed to not be competing with any business of the Company or its Subsidiaries, in each case, for purposes of this Section 2.05.

(b)    On any matter involving the Company or any of its Subsidiaries, on the one hand, and Investor or any of its Affiliates, on the other hand, any Investor Nominee that is a Director and any Observer shall be excluded from any discussions of the Board or any committee thereof regarding the same and shall not be provided with any materials related to such matter.

Section 2.06.  Corporate Opportunities.

(a)    To the fullest extent permitted by the laws of Delaware, in the event that: (i) an Investor Nominee who is a Director is also a director, officer or employee of Investor and acquires knowledge, solely in his or her capacity as a Director, of a potential transaction or matter that may be a Corporate Opportunity for both the Company and Investor, such a Corporate Opportunity shall belong to the Company if such opportunity is expressly offered to such Investor Nominee solely in his or her capacity as a Director; and (ii) a director of Investor who is also an officer or employee of the Company acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for both the Company and Investor, such a Corporate Opportunity shall belong to the Company unless such opportunity is expressly offered to such director of Investor solely in his or her capacity as a director of Investor.

(b)    “Corporate Opportunities” include business opportunities that the Company or any of its Subsidiaries is financially able to undertake, which are, from their nature, in the line of the Company’s or its Subsidiaries’ business, are of practical advantage to it and are ones in which the Company or its Subsidiaries would have an interest or a reasonable expectancy.

(c)    The Company, to the fullest extent permitted by Applicable Law, renounces any interest or expectancy in any such Corporate Opportunity that is offered to an Investor Nominee solely in his or her capacity as a Director and is declined by the Company as determined by the Board.

(d)    Investor shall be responsible for any breach of this Section 2.06 by an Investor Nominee or director of Investor, in each case, to the extent such breach benefits Investor. The Director who is an Investor Nominee may require the submission to the Board of a Corporate Opportunity expressly offered to such Director solely in his or her capacity as Director in order to determine if the Company wishes to pursue or decline such Corporate Opportunity. If the Company declines such Corporate Opportunity, the Company waives any claim against such Director that such Director is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Director (i) pursues or acquires such Corporate Opportunity for his or her own account or the account of Investor or any of its Affiliates, (ii) directs, recommends, sells, assigns or otherwise transfers such Corporate Opportunity to Investor or (iii) does not communicate any further information regarding such Corporate Opportunity to the Company.

Section 2.07.  Non-Transferable.  Investor’s rights to nominate an Investor Nominee or an Observer pursuant to this Article 2 are personal to Investor and are not transferable to, and may not be exercised by, any other Person (including any Permitted Transferee) other than Investor, whether in a Transfer of Shares or otherwise.

Article 3
Voting; Standstill Provisions

Section 3.01.  Voting.  Until the end of the Restricted Period, at each annual or special meeting of stockholders of the Company (each, a “Shareholders Meeting”), Investor shall (a) cause to be present for quorum purposes all Shares Beneficially Owned by Investor or any of its Affiliates or Associates (the “Investor Shares”), and (b) cause the Investor Shares to be voted on the Company’s proxy card (i) in favor of the election of all of the director nominees recommended for election to the Board by the Board (including any Investor Nominee included in the Director Slate) and against any director nominees recommended for election to the Board by stockholders of the Company and not by the Board, and (ii) to ratify the appointment of the Company’s independent registered public accounting firm, and (iii) in accordance with the Board’s recommendation on all other proposals except for a proposal with respect to a Change of Control.

Section 3.02.  Standstill Restrictions1..

(a)    So long as Investor or any of its Permitted Transferees holds any Shares, Investor shall not, and shall cause its Affiliates and Associates and any Person acting on behalf of or in concert with Investor or any of its Affiliates or Associates not to, directly or indirectly, take any of the following actions without the prior written consent of the Board (excluding any Investor Nominee):

(i)    acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company or any of its Subsidiaries, or any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement, or other direct or indirect right to acquire any securities or assets of the Company or any of its Subsidiaries;

(ii)    enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its Subsidiaries;

(iii)    initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the SEC to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), except in the Investor Nominee’s capacity as a Director and in accordance with the recommendations of the Board;

(iv)    file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its stockholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act, except for any proxy statement or soliciting materials filed by the Company;

(v)    nominate or recommend for nomination a person for election at any Shareholders Meeting, except for confidential nominations of the Investor Nominee pursuant to this Agreement;

(vi)    submit any shareholder proposal for consideration at, or bring any other business before, any Shareholders Meeting, except for any business brought by the Board;

(vii)    initiate, encourage, make, or in any way participate or engage in, any “withhold” or similar campaign with respect to any Shareholders Meeting;

(viii)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company;

(ix)    call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company, except as done by the Board;

(x)    act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, other than in the Investor Nominee’s capacity as a Director;

(xi)    deposit any Shares in any voting trust or similar arrangement or subject any Shares to any arrangement or agreement with respect to the voting or pooling of any Shares, in each case, other than as required pursuant to Section 3.01.

(xii)    grant any proxy with respect to any Shares (other than to a designated representative of the Company pursuant to a proxy statement of the Company);

(xiii)    make any request for stockholder list material or other books and records of the Company other than pursuant to Section 5.01 or Section 5.02 of this Agreement;

(xiv)    institute, solicit, assist or join any litigation, arbitration, suit or other proceeding against or involving the Company or any of its Subsidiaries or any of its or their current or former directors or officers (including derivative actions) in order to effect or take any of the above actions;

(xv)    seek a release of the restrictions contained in this Section 3.02, in any manner that would require public disclosure thereof;

(xvi)    publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(xvii)    advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing;

provided that the foregoing shall not prevent Investor from (A) submitting confidential proposals to the Company or the Board, (B) voting the Investor Shares as expressly permitted by Section 3.01 or (C) making any disclosure required by Applicable Law; provided that such disclosure is not required in connection with a breach of this Section 3.02.

(b)    The restrictions in Section 3.02 shall be of no further force and effect upon the earliest to occur of: (i) any person (other than Investor or its Affiliates or Associates) becoming the Beneficial Owner of 50% or more of the outstanding Shares; (ii) any person (other than Investor or its Affiliates or Associates) acquiring 50% or more of the consolidated assets of the Company; (iii) the commencement of a tender or exchange offer that has been recommended to stockholders of the Company by the Board and that, if consummated, would result in any person (other than Investor or its Affiliates or Associates) becoming the Beneficial Owner of 50% or more of the outstanding Shares; (iv) the Company entering into a definitive agreement providing for any transaction that, if consummated, would result in any of the events described in clauses (i), (ii) or (iii); or (v) Investor ceasing to hold any Shares.

(c)    Notwithstanding Section 3.02(a), if a Dilution Event has occurred, Investor and its Affiliates shall be permitted to acquire Shares in open-market or privately negotiated transactions on no more than 15 trading days in each Permitted Trading Period, without the prior written consent of the Company; provided that after giving effect to any such acquisition, Investor’s Percentage Interest shall not exceed 20% of the outstanding Shares at the time of such acquisition (and, for the avoidance of doubt, following the occurrence of such Dilution Event) (the “Top-Up Right”); provided, further, that such Top-Up Right shall terminate upon the earlier to occur of (i) any Transfer of Shares by Investor or any of its Affiliates (other than a Transfer to a Permitted Transferee), (ii) Investor declining to exercise its purchase rights pursuant to Section 7.01 with respect to any issuance of New Securities and (iii) Investor failing to acquire additional Shares prior to the last day of the Company’s third fiscal quarter following the Applicable Quarter in which Investor receives notice from the Company that the Dilution Event occurred pursuant to the next sentence such that, after giving effect to any such acquisition, Investor’s Percentage Interest would equal 20% of the outstanding Shares as of such Applicable Quarter.  As promptly as reasonably practicable and no later than five (5) Business Days following the last day of each fiscal quarter of the Company (an “Applicable Quarter”), the Company will provide written notice to Investor, which written notice shall set forth (i) the number of outstanding Shares as of the last day of such Applicable Quarter, and (ii) the number of Shares that Investor would need to purchase to own 20% of the outstanding Shares as of the last day of such Applicable Quarter.

(d)    Each of the Company and Investor agrees that this Section 3.02 supersedes Section 2 and 3 of the Addendum to the NDA, which shall be of no further force or effect.

Section 3.03  Closing Top-Up Right.  Immediately following the Closing, the Company shall provide written notice to Investor, which written notice shall set forth (a) the number of outstanding Shares immediately following the consummation of the Closing, and (b) the number of Shares that Investor would need to purchase to own 20% of the outstanding Shares immediately following the consummation of the Closing.  Notwithstanding Section 3.02(a), Investor and its Affiliates shall be permitted to acquire Shares in open-market or privately negotiated transactions on no more than twenty (20) Business Days in the next Permitted Trading Period immediately following the Closing, without the prior written consent of the Company; provided that after giving effect to any such acquisition, Investor’s Percentage Interest shall not exceed 20% of the outstanding Shares.

Article 4
Transfer Restrictions

Section 4.01.  Transfer Restrictions.

(a)    During the Lock Up Period, Investor and its Affiliates shall not Transfer any Shares, except for:

(i)    Transfers to any Permitted Transferee;

(ii)    Transfers pursuant to a Change of Control transaction that has been approved or recommended by the Board, or pursuant to a tender or exchange offer that has been recommended to stockholders of the Company by the Board;

(iii)    participation in any stock split, reverse stock split, rights offering, recapitalization, reclassification or similar transaction effected by the Company on a pro rata basis with respect to all holders of Shares; or

(iv)    Transfers with the prior written consent of the Company.

(b)    In the event that during the Lock Up Period any Person who was a Permitted Transferee ceases to be a wholly-owned Subsidiary of Investor, then any prior Transfer to such Person pursuant to Section 4.01(a)(i) shall become null and void and ownership and title to any such Shares so Transferred shall revert to Investor. Investor shall be responsible for any breach of this Agreement by any Permitted Transferee.

Section 4.02.  Prohibited TransfersSection 4.03.  Notwithstanding anything to the contrary in this Agreement, Investor and its Affiliates shall not Transfer its Shares at any time to any Prohibited Person; provided that the foregoing restrictions shall not apply to any Transfer effected through a widely distributed underwritten public offering registered under the Securities Act or to any Market Transfer.

Article 5
Information

Section 5.01  Financial Information.  During the Designated Period, the Company shall use its reasonable best efforts to provide information to Investor’s external auditor relating to the Company that is reasonably requested by Investor’s external auditor and that is reasonably necessary for Investor’s external auditor’s quarterly financial reviews and annual audit in a timely manner so as to enable Investor to meet its timetable for the preparation, filing and public dissemination of the financial statements and other required reports of Investor and its Affiliates; provided that (a) the Company is not required to provide any work papers, and (b) Investor’s external auditor shall execute a customary confidentiality agreement with the Company.

Section 5.02 Other Information and Access Rights.  During the Designated Period, the Company shall, and shall cause each of its Subsidiaries to furnish Investor with copies of such reports, documents and other information in the Company’s or its Subsidiaries’ possession and in the same form and format as already in the Company’s or its Subsidiaries’ possession as Investor may reasonably request and that is reasonably necessary for Investor to comply with its accounting, financial reporting, legal, regulatory, stock exchange, tax or sustainability obligations, sufficiently in advance of Investor’s proposed related deadlines in accordance with Investor’s past practice and Applicable Law. Notwithstanding the foregoing, nothing in this Section 5.02 shall require the Company or any of its Subsidiaries to provide any access, or to disclose any (a) information if providing such access or disclosing such information would violate any Applicable Law or contract with a third party, (b) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (c) information protected by attorney-client privilege or other applicable legal privilege; provided that, in the case of clauses (a) and (c), the Company shall (i) use its reasonable best efforts to (A) allow for such access or disclosure to the maximum extent that would not violate any such Applicable Law or contract or jeopardize the protection of the attorney-client privilege or other applicable legal privilege, (B) take any actions as may be reasonably requested by Investor to implement alternative arrangements in order to allow Investor reasonable access to such information, including by obtaining the required consents, clearances, approvals or waiver of any third party required to provide such information, and implementing appropriate and mutually agreeable measures to permit the disclosure of such information in a manner that removes the basis for the objection, and (C) not intentionally take any action for the principal purpose of inhibiting Investor’s access to such information.

Section 5.03 U.S. Real Property Holding Corporation.  At Investor’s request from time to time while Investor owns Shares, the Company shall use commercially reasonable efforts to determine as promptly as practicable whether it is a USRPHC and shall use commercially reasonable efforts to promptly notify Investor in writing of its determination of its status as a USRPHC (and if in connection with a sale by Investor of its Shares, shall, to the extent the Company determines that Shares are not United States real property interests under Code Section 897, use commercially reasonable efforts to promptly provide to such Investor a statement in accordance with Treasury Regulations Section 1.897-2(h)(1) where it determines the interest being sold is not a United States real property interest within the meaning of Section 897 of the Code).

Article 6
Confidentiality

Section 6.01.  Confidentiality.

(a)    Investor agrees that Confidential Information may be made available to Investor in connection with Investor’s investment in the Company. Investor agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only (x) in connection with its investment in the Company and (y) for internal compliance, audit, accounting, tax or risk management of Investor and its Affiliates. Investor further acknowledges and agrees that it and its Permitted Transferees and its and their respective Agents shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)    to Investor’s Agents in the normal course of the performance of their duties or to any financial institution providing credit to Investor;

(ii)    to any bona fide prospective purchaser of any equity securities of the Company from Investor (and to such prospective purchaser’s Agents); provided that such prospective purchaser shall first have entered into a customary written confidentiality agreement with the Company on terms no less restrictive than those set forth in this Section 6.01; provided, further that the Company shall not unreasonably withhold, condition or delay its entry into any such agreement;

(iii)    to the extent required by Applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Investor is subject; provided that Investor agrees to give the Company prompt notice of such request, to the extent practicable and permitted by Applicable Law, so that the Company may seek an appropriate protective order or similar relief (and Investor shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Applicable Law);

(iv)    to any regulatory authority or rating agency to which Investor or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v)    to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or its Agents have provided to Investor relating to such tax treatment and tax structure); or

(vi)    if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company.

(b)    “Confidential Information” means any information concerning the Company or any of its Subsidiaries or the financial condition, business, operations or prospects of the Company or any of its Subsidiaries in the possession of or furnished to Investor in connection with its investment in the Company that is proprietary or confidential; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Investor or its Affiliates, or its and their directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Agents”) in violation of this Agreement, (ii) was available to Investor on a non-confidential basis prior to its disclosure to Investor or its Agents by the Company, (iii) becomes available to Investor on a non-confidential basis from a source other than the Company after the disclosure of such information to Investor or its Agents by the Company, which source is (at the time of receipt of the relevant information) not, to the best of Investor’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company, or (iv) is or was independently developed by Investor or its Agents without violating any confidentiality agreement with the Company. Nothing in this Section 6.01 shall limit any other confidentiality obligations among the parties to this Agreement pursuant to any other agreement.

(c)    Investor agrees that it will use commercially reasonable efforts to ensure that any director of Investor that is also an officer or employee of the Company or any its Subsidiaries (a “Dual Person”) will not receive Confidential Information from the Investor or its Agents, and that Investor and its Agents will not seek to obtain from such Dual Person any Confidential Information.

Article 7
Purchase Rights; Repurchase

Section 7.01.  Purchase Rights.

(a)    During the Designated Period, the Company shall give Investor written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Shares or any securities convertible into or exchangeable or exercisable for Shares (the “New Securities”) at least 30 days prior to the proposed issuance date. The Issuance Notice shall set forth the price at which such New Securities are to be issued (or, in the case of a registered public offering, the anticipated price or range of anticipated prices), and all other material terms and conditions of such issuance.  Investor shall be entitled to purchase up to its Percentage Interest (as determined immediately before giving effect to such issuance) of the aggregate number of New Securities proposed to be issued, at the price and on the terms and conditions specified in the Issuance Notice; provided that in no event shall Investor purchase any New Securities pursuant to this Section 7.01 that would result in Investor having a Percentage Interest of more than 20% after giving effect to such issuance and Investor’s exercise of its rights pursuant to this Section 7.01.

(b)    If Investor desires to purchase any or all of its Percentage Interest of the New Securities specified in the Issuance Notice, it shall deliver written notice to the Company (each, an “Exercise Notice”) of its election to purchase such New Securities within 30 days after its receipt of the Issuance Notice. The Exercise Notice shall specify the number of New Securities to be purchased by Investor and shall constitute exercise by Investor of its rights under this Section 7.01 and a binding agreement of Investor to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number of New Securities specified in the Exercise Notice. If, at the termination of the applicable period, Investor shall not have delivered an Exercise Notice to the Company, Investor shall be deemed to have waived its rights under this Section 7.01 only with respect to the purchase of such New Securities described in such Issuance Notice, but such waiver shall not affect Investor’s rights with respect to any future issuances.

(c)    The Company shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of the New Securities that Investor has not elected to purchase on substantially the same or more favorable (as to the Company) terms and conditions as were set forth in the Issuance Notice with respect to such New Securities at a price not less than the price set forth in such Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals have been received; provided further that such issuance shall be consummated within 180 days of the date of the Issuance Notice. If the Company proposes to issue any such New Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 7.01

(d)    At the consummation of the issuance of such New Securities, the Company shall issue the New Securities to be purchased by Investor exercising its rights pursuant to this Section 7.01 registered in the name of Investor, against payment by Investor of the purchase price for such New Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(e)    Notwithstanding the foregoing, Investor shall not be entitled to purchase New Securities as contemplated by this Section 7.01 in connection with: (i) issuances of New Securities to officers, directors, employees or service providers of the Company or any of its Subsidiaries pursuant to equity incentive plans approved by the Board; (ii) issuances of New Securities as consideration (and not for cash) in any bona fide, arm’s length direct or indirect merger, acquisition, disposition or similar transaction approved by the Board; (iii) issuances of any New Securities in connection with any conversion, exchange, dividend spin-off, split-off or combination, recapitalization, reorganization, merger, consolidation, Reverse Morris Trust or other business combination transaction approved by the Board; (iv) issuances in connection with a dividend investment plan; or (v) issuances upon the conversion, exchange or exercise of any security or right or purchase obligation.

(f)    In the event that Investor is not entitled to acquire any New Securities pursuant to this Section 7.01 because such issuance would require the Company to obtain stockholder approval in respect of the issuance of such New Securities to Investor pursuant to the rules and listing standards of the NYSE, the Company shall, upon Investor’s reasonable request delivered to the Company in writing within 5 Business Days following its receipt of the Issuance Notice, at Investor’s election: (i) consider and discuss in good faith modifications proposed by Investor to the terms and conditions of such New Securities such that the Company would not be required to obtain stockholder approval in respect of the issuance of such New Securities as so modified; and/or (ii) solely to the extent that stockholder approval is required in connection with the issuance of New Securities to Persons other than Investor, use reasonable best efforts to seek stockholder approval in respect of the issuance of New Securities to Investor.

(g)    In the case of an offering of New Securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board.

Section 7.02.  Non-Transferable.  Investor’s purchase rights pursuant to Section 7.01 are personal to Investor and are not transferable to, and may not be exercised by, any other Person other than Investor, whether in a Transfer of Shares or otherwise.

Section 7.03.  Repurchase.  If at any time the Company desires to effect any redemption, repurchase, buyback or other acquisition of any Shares from the Company’s stockholders (“Share Buyback”), which, after giving effect to such Share Buyback, would result in the Percentage Interest of Investor exceeding 20% if Investor does not Transfer Shares to the Company in connection with such transaction, Investor shall, if requested by the Company, Transfer and cause its Permitted Transferees to Transfer, a number of Shares to the Company on the same terms as all other sellers in such Share Buyback such that following such Share Buyback Investor’s Percentage Interest is no more than 20%.

Article 8
Termination

Section 8.01  Termination.  This Agreement shall terminate:

(a)    upon the mutual written agreement of the Company and Investor; or

(b)    at such time as Investor ceases to Beneficially Own any Shares.

Article 9
Miscellaneous

Section 9.01  Notices.  Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, provided no rejection or undeliverable notice is received, (c) three days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

if to the Company, to:

FMC Corporation
2929 Walnut Street
Philadelphia, Pennsylvania 19104
Attention: Sara Ponessa
Email: [***]

with a copy (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10028
Attention:  William Aaronson, Cheryl Chan
Email: william.aaronson@davispolk.com, cheryl.chan@davispolk.com if to Investor, to:

Tessenderlo Group NV
130 Rue du Trône
1050 Brussels
Belgium
Attention: Miguel de Potter; Anne Mie Vanwalleghem
E-mail: [***]

with a copy (which shall not constitute notice):

Stibbe

25 Rue de Loxum

1000 Brussels

Belgium

Attention: Jan Peeters

Telephone: +32 2 533 52 11

Email: jan.peeters@stibbe.com

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom
Attention: Nikolaos G. Andronikos; Mimi Wu; Tyler W. Hill
Telephone: +44 20 7959 8900
E-mail: andronikosn@sullcrom.com; wum@sullcrom.com; hillty@sullcrom.com or such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other party hereto.

Section 9.02  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of the Company and Investor, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement.

Section 9.05  Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b)    The Company and Investor hereby each irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of any state court or United States Federal court sitting in the City of Wilmington in the State of Delaware;

(ii)    consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.01 or at such other address of which the other party shall have been notified pursuant thereto;

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v)    agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi)    agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii)    irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

Section 9.06  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.07  Entire Agreement.  This Agreement and the other Transaction Agreements (as defined in the Transaction Agreement) constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.08  Severability.  If any part or provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

Section 9.09  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10  Representations and Warranties of the Company.  The Company represents and warrants to Investor that:

(a)    Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)    Corporate Authorization.  The authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)    Governmental Authorization.  The authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the Company’s consummation of the transactions contemplated by this Agreement.

(d)    Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company do not and will not (i) violate the certificate of incorporation or bylaws of the Company, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any provision of any material agreement binding upon the Company, or (iv) result in the creation or imposition of any lien on any asset of the Company, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the Company’s consummation of the transactions contemplated by this Agreement.

Section 9.11  Representations and Warranties of Investor.  Investor represents and warrants to the Company that:

(a)    Corporate Existence and Power.  Investor is a public limited company, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)    Corporate Authorization.  The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby by Investor are within Investor’s corporate powers and have been duly authorized by all necessary corporate action on the part of Investor. This Agreement constitutes a valid and binding agreement of Investor enforceable against Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)    Governmental Authorization.  The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby by Investor require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Investor of its obligations under this Agreement or Investor’s consummation of the transactions contemplated by this Agreement.

(d)    Noncontravention.  The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby by Investor do not and will not (i) violate the certificate of incorporation, bylaws, articles of formation, operating company agreement or similar organizational documents of Investor, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Investor or to a loss of any benefit to which Investor is entitled under, any provision of any material agreement binding upon Investor or (iv) result in the creation or imposition of any lien on any asset of Investor, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Investor of its obligations under this Agreement or Investor’s consummation of the transactions contemplated by this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

FMC CORPORATION

By:	/s/ Andrew D. Sandifer
	Name:	Andrew D. Sandifer
	Title:	Executive Vice President and Chief Financial Officer

TESSENDERLO GROUP NV

By:	/s/ Luc Tack
	Name:	Luc Tack
	Title:	Chief Executive Officer